UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2016

EDGEWATER TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-20971	71-0788538
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

200 Harvard Mill Square, Suite 210

Wakefield, Massachusetts 01880

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (781) 246-3343

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On December 2, 2016, Edgewater Technology, Inc. (the “Company”) entered into a Third Amendment to Employment Agreement (each, a “Third Amendment” and collectively, the “Third Amendments”) with each of Shirley Singleton, the Company’s President and Chief Executive Officer, and David Clancey, the Company’s Executive Vice President, Chief Strategy Officer and Chief Technology Officer (each, an “Employee”). The Third Amendments amend term, salary and severance provisions in each Employee’s respective Employment Agreement with the Company, dated as of June 12, 2007, which was subsequently amended on December 17, 2010 and December 4, 2013 (each, as amended, an “Employment Agreement” and collectively, the “Employment Agreements”).

Third Amendments

Each Third Amendment extends the term of the respective Employment Agreement for an additional term commencing on January 1, 2017 and continuing until December 31, 2017, unless terminated sooner in accordance with the termination provisions of the applicable Employment Agreement. Prior to the Third Amendments, the terms of the Employment Agreements would have expired as of December 31, 2016.

The Third Amendments did not change the current annual base salary amounts for Ms. Singleton or Mr. Clancey. The Third Amendments incorporated the current annual base salary levels of the Employees, subject to potential future increases based upon the review and determination of the Company’s Compensation Committee: Ms. Singleton, $450,000 and Mr. Clancey, $400,000. Prior to the Third Amendments, the Employment Agreements provided for minimum base salaries of $425,000 and $375,000 for Ms. Singleton and Mr. Clancey, respectively, which salaries were increased by the Company’s Compensation Committee to $450,000 and $400,000, respectively, effective as of January 1, 2015.

Each Third Amendment also provides that, the failure of the Company, at any time subsequent to December 2, 2016, to renew the Employment Agreement upon all of the same terms and conditions set forth therein for a period of at least one (1) year shall be deemed to be a termination by the Company of the Employee which is not for Cause (as defined in the Employment Agreement); and, in such event, upon the expiration of the term of the Employment Agreement, the Employee shall be entitled to the following severance benefits. If such termination by non-renewal occurs prior to a Change in Control (as defined in the Employment Agreement), the Company is required to (1) make a lump sum payment equal to two times the Employee’s annual base salary in effect at the time of such termination plus an amount equal to the Employee’s bonus target for the calendar year immediately preceding the calendar year in which termination of employment occurs (in no event will the bonus paid exceed one year’s annual base salary for the Employee), (2) accelerate the vesting of all options and restricted stock awards so that all unvested options and restricted stock awards shall become immediately vested and exercisable, and (3) continue the Employee’s healthcare, life insurance and disability coverage for a period of two years following such termination. If such termination by non-renewal occurs following a Change in Control, (y) the Employee is entitled to the same severance benefits noted above and (z) the non-competition, non-solicitation and confidentiality provisions in the Employment Agreement shall apply for only six months from the effective date of termination rather than twelve months. The Employee shall not be entitled to any of the foregoing severance benefits if the Employment Agreement is terminated by the Company for Cause prior to the expiration date of the Employment Agreement.

The description of the Third Amendments is qualified in its entirety by reference to the complete agreements, copies of which are filed herewith as Exhibits 10.1 and 10.2 and are incorporated herein by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits.

Exhibit Number	Description of Exhibit

10.1	Third Amendment to Employment Agreement by and among Edgewater Technology, Inc. and Shirley Singleton, dated as of December 2, 2016.

10.2	Third Amendment to Employment Agreement by and among Edgewater Technology, Inc. and David Clancey, dated as of December 2, 2016.

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SIGNATURES:

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 6, 2016

EDGEWATER TECHNOLOGY, INC.

By:	/s/ Timothy R. Oakes
Name: Timothy R. Oakes
Title: Chief Financial Officer
(Principal Financial and Accounting Officer)